News

Denbury Announces Appointment of
Cindy Yeilding to Board of Directors

PLANO, Texas – March 16, 2021 – Denbury Inc. (NYSE: DEN) (“Denbury” or the “Company”) today announced the appointment of Cindy A. Yeilding to its Board of Directors (“Board”) effective March 16, 2021. Ms. Yeilding brings extensive energy and technical expertise to Denbury’s Board, including a deep understanding of the emerging Carbon Capture, Use, and Storage (“CCUS”) industry. Ms. Yeilding will serve as a member of the Board’s Sustainability Committee and Nominating/Corporate Governance Committee. Following Ms. Yeilding’s appointment, the Board will be comprised of eight directors, seven of whom are independent.

“We are thrilled to have Cindy join the Denbury Board,” said Dr. Kevin O. Meyers, Chairman of the Board. “Cindy is a widely recognized and broadly respected leader in both the CCUS and energy industries, and her deep experience and unique skills will be highly valuable as we continue to position Denbury as an essential industry partner in the transition to a lower-carbon future.”
Ms. Yeilding’s experience includes more than 35 years with BP in various roles of leadership and as a technical expert, most recently serving as Senior Vice President of BP America from April 2016 until her retirement in December 2020. While in this role, she chaired the coordinating subcommittee of the U.S. National Petroleum Council’s Carbon Capture, Use, and Storage study, leading a diverse group of over 300 participants from across the energy industry, other industries, state and federal government agencies, NGO’s, and other public interest groups, financial institutions, consultancies, academia, and research groups in the development of this influential study, which was published in 2020. Ms. Yeilding currently serves as the Board Chair for the Offshore Technology Conference and serves on the board of the Center for Houston’s Future Board of Directors. She previously served on the board of directors and executive committee of the Greater Houston Partnership. Ms. Yeilding has a Bachelor of Science degree in Geology from Southern Methodist University and a Master of Science degree in Geology from the University of North Carolina. Additionally, Ms. Yeilding was a founding member of the American Association of Petroleum Geologists Women’s Committee and initiated the women’s networking session for Women in Science and Engineering at the Offshore Technology Conference. In 2020, Ms. Yeilding was selected as one of Hart Energy’s “25 Most Influential Women in Energy”.

ABOUT DENBURY

Denbury is an independent energy company with operations focused on producing oil from mature oil fields in the Gulf Coast and Rocky Mountain regions. The Company is differentiated by its focus on CO2 Enhanced Oil Recovery (EOR) and the emerging Carbon Capture, Use, and Storage (CCUS) industry, supported by the Company’s CO2 EOR technical and operational expertise and its extensive CO2 pipeline infrastructure. The utilization of captured industrial-sourced CO2 in EOR significantly reduces the carbon footprint of the oil that Denbury produces, underpinning the Company’s goal to fully offset its Scope 1, 2, and 3 CO2 emissions within the decade. For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383
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